Exhibit 5

June 21, 2004

CommScope, Inc.
1100 CommScope Place, SE
Hickory, North Carolina 28602

Ladies and Gentlemen:

          We have acted as special counsel for CommScope, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") of the Company, filed with the Securities and Exchange Commission, for the registration under the Securities Act of 1933, as amended, of $250,000,000 aggregate principal amount of 1.00% Convertible Senior Subordinated Debentures due 2024 (the "Securities") and the shares of common stock, par value $.01 per share, of the Company issuable upon conversion of the Securities (the "Common Stock"). The Securities were issued under an Indenture, dated as of March 24, 2004 (the "Indenture"), by and between the Company and Wachoiva Bank, National Association, as trustee (the "Trustee").

          With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined original or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, officers and other representatives of the Company and other persons and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others, and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

          To the extent it may be relevant to the opinions expressed herein, we have assumed that the Securities have been duly authenticated and delivered by the Trustee against payment therefor.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

          (i)    The Securities have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and

          (ii)   The shares of Common Stock of the Company initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion and, when issued and delivered by the Company in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

          We express no opinion as to the validity, binding effect or enforceability of any provision of the Securities (i) related to forum selection or submission to jurisdiction or choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, in each case, applying the choice of law principles of the State of New York and (ii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement.

          The opinions above are subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors' rights and remedies generally; (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law.

          The opinion expressed herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (the "GCLD") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the laws of the State of New York, the GCLD and the Delaware Constitution. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressed stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Validity of the Securities" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP